EXHIBIT 5.1

OPINION OF COOLEY LLP

[Cooley LLP Letterhead]

June 11, 2014

Geron Corporation
149 Commonwealth Drive
Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as counsel to Geron Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “2014 ESPP Shares”), pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus, the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, the 2014 ESPP and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinions as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2014 ESPP Shares, when sold and issued in accordance with the 2014 ESPP, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/	Chadwick L. Mills
Chadwick L. Mills